Exhibit 99.1

EMSC News- For Immediate Release

Contact:        Deborah Hileman

Vice President, Corporate Communications & Investor Relations

303-495-1210

Deborah.hileman@emsc.net

EMERGENCY MEDICAL SERVICES ANNOUNCES Q2 2009 EPS OF $0.67 AND INCREASES 2009 EPS GUIDANCE BY $0.33

Highlights:

•                  Net revenue was $637.3 million, an increase of 11.6% compared to the second quarter of 2008;

•                  Net income was $29.0 million, an increase of 58.3% compared to the second quarter of 2008;  Adjusted EBITDA was $73.0 million, an increase of 31.4% compared to the second quarter of 2008;

•                  Diluted EPS was $0.67, an increase of 57.1% compared to the second quarter of 2008;

•                  Cash provided by operating activities was $99.0 million compared to $58.2 million in the second quarter of 2008; Free cash flow was $70.9 million in the quarter compared to $65.4 million for the same quarter last year; and

•                  Increases 2009 diluted EPS guidance from $2.05 - $2.15 to an expected range of $2.38 - $2.48. and Adjusted EBITDA guidance from $248 million to $255 million to an expected range of $268 million to $275 million.

Greenwood Village, Colorado (August 3, 2009) — Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announces results for the second quarter ended June 30, 2009.

William A. Sanger, Chairman and Chief Executive Officer, said, “We are particularly pleased with our second quarter results.  EMSC continues to deliver strong performance, with consecutive quarters of year over year revenue and earnings growth, from signing new contracts, selective acquisitions and improved resource utilization at both segments.  We are encouraged by the continued demand for our core services and our expanded service lines, and with our strong balance sheet, believe we are well positioned to capitalize on market opportunities.”

Results of Operations for the Second Quarter 2009

For the quarter ended June 30, 2009, EMSC generated net revenue of $637.3 million, an increase of 11.6% compared to the quarter ended June 30, 2008.  EMSC generated net income of $29.0 million, or $0.67 per diluted share, for the second quarter of 2009, compared to net income of

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$18.3 million, or $0.43 per diluted share, in the second quarter of 2008, an increase of 57.1%.  Adjusted EBITDA was $73.0 million, an increase of 31.4% compared to the same quarter last year.  The increase in earnings is attributable primarily to the net impact of increased volume from net new contracts, higher rates and volumes from existing contracts, improvement in compensation and benefits expenses as a percentage of net revenue and lower fuel costs, offset by an increase in insurance expense. A description of the non-GAAP measures, Adjusted EBITDA and Free Cash Flow, and a reconciliation of non-GAAP to GAAP financial measures are included in this news release.

Cash provided by operating activities was $99.0 million in the second quarter of 2009, compared to cash provided by operating activities of $58.2 million for the same quarter last year.  Accounts payable and accrued liabilities increased $20.1 million in the second quarter of 2009 compared to $3.1 million in the same period last year due primarily to the timing of payroll related disbursements.  Accounts receivable decreased $3.5 million during the second quarter of 2009 compared to a decrease of $12.6 million in the second quarter of 2008.  EMSC’s Days Sales Outstanding (DSO) decreased 3 days in the second quarter of 2009.  Free cash flow was $70.9 million in the second quarter of 2009 compared to $65.4 million in the same quarter last year.

Net cash used in investing activities was $28.2 million for the quarter ended June 30, 2009, compared to cash provided by investing activities of $0.5 million for the same period in 2008.  The quarter was impacted by an increase in insurance collateral of $15.2 million compared to a decrease of $12.7 million in insurance collateral in the same period last year.

For the quarter ended June 30, 2009, net cash provided by financing activities was $2.2 million compared to net cash used in financing activities of $1.8 million for the same quarter last year. At June 30, 2009, there were no amounts outstanding under our revolving credit facility.

Results of Operations for the Six Months Ended June 30, 2009

EMSC’s net revenue was $1.25 billion for the six months ended June 30, 2009, an increase of 10.0% compared to the same period last year.  EMSC’s net income for the six months ended June 30, 2009 was $53.1 million, or $1.23 per diluted share, compared to net income of $35.4 million or $0.82 per diluted share, an increase of 49.6% over the same period last year.  Adjusted EBITDA was $138.5 million, an increase of 26.0% compared to the same period last year. The increase in earnings is attributable primarily to the net impact of increased volume from net new contracts, higher rates and volumes on existing contracts, improvement in compensation and benefits expenses as a percentage of net revenue and lower fuel costs, offset by an increase in insurance expense.

Cash provided by operating activities for the six months ended June 30, 2009 was $140.9 million compared to $55.4 million for the same period in 2008. The increase in operating cash flows relates primarily to an increase in net income, a reduction in DSO, and changes in accounts payable and accrued liabilities, including insurance accruals.  Changes in accounts payable and accrued liabilities increased $11.6 million during the six months ended June 30, 2009 compared to a decrease of $10.3 million during the same period in 2008.  The change is due primarily to the timing of payroll related disbursements.  EMSC’s DSO decreased 7 days during the six months ended June 30, 2009.  Free cash flow was $118.3 million for the six months ended June 30, 2009, an increase of $55.4 million over the six months ended June 30, 2008.

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Net cash used in investing activities was $22.7 million for the six months ended June 30, 2009 compared to $12.4 million for the same period in 2008.   The increase in cash flows used in investing activities relates to additional insurance collateral of $1.9 million during 2009 compared to a reduction in cash required for insurance collateral of $14.9 million during the 2008 period.  Net capital expenditures were $20.0 million during the six months ended June 30, 2009 compared to $10.0 million during the same period in 2008 due primarily to the timing of capital purchases. The quarter ended June 30, 2008 included $20.0 million used in the acquisition of businesses.

For the six months ended June 30, 2009 net cash provided by financing activities was $2.8 million compared to $1.2 million for the six months ended June 30, 2008.

Segment Results

EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s outsourced hospital-based physician services segment.

American Medical Response (AMR)

For the quarter ended June 30, 2009, AMR generated net revenue of $335.5 million, an increase of 3.7% compared to the same quarter last year. The increase in net revenue was from an improvement in revenue per transport and growth in our managed transportation business, offset by lower transports primarily from our exit of underperforming markets.  Adjusted EBITDA was $32.4 million, an increase of 24.8% compared to the same quarter last year.  The increase in Adjusted EBITDA is attributable to the impact of revenue growth coupled with improvements in our resource utilization and lower fuel costs, offset by higher insurance expense.  The increase in insurance expense is primarily attributable to an unfavorable prior period insurance adjustment of $1.3 million in the quarter ended June 30, 2009 compared to a favorable prior period adjustment of $1.7 million in the same period last year.  Income from operations was $19.7 million, an increase of 76.7% compared to the same quarter in 2008 resulting from an increase in Adjusted EBTIDA and a reduction in depreciation and amortization expense.

For the six months ended June 30, 2009, AMR’s net revenue was $672.0 million, an increase of 3.4% compared to the same period last year.  Adjusted EBITDA was $66.3 million, an increase of 22.0% compared to the same period last year.  Insurance expense in the six months ended June 30, 2009 included an unfavorable prior period adjustment of $2.0 million compared to a favorable prior period adjustment of $3.6 million in the same period last year.  Income from operations was $40.4 million, an increase of 64.8% compared to the same period in 2008.

EmCare

For the quarter ended June 30, 2009, EmCare generated net revenue of $301.8 million, an increase of 22.0% compared to the same quarter last year.  The increase in revenue is attributable primarily to the addition of 98 net new contracts since March 31, 2008 (of which 45 were a part of our acquisition of Clinical Partners in August 2008 with related management fee revenue of $2.0 million during the quarter) and revenue increases at existing contracts.  Adjusted EBITDA was $40.5 million for the quarter compared to $29.5 million last year, an increase of 37.2%.  The increase in Adjusted EBITDA is driven primarily by revenue increases and a reduction of

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compensation and benefits expenses as a percentage of net revenue, offset by higher insurance expense.  The increase in insurance expense is primarily attributable to an unfavorable prior period insurance adjustment of $3.1 million in the quarter ended June 30, 2009 compared to a favorable prior period adjustment of $1.7 million in the same period last year.  Income from operations was $35.9 million, an increase of 42.9% over the same period in 2008 resulting from increased Adjusted EBITDA.

For the six months ended June 30, 2009, EmCare’s net revenue was $578.4 million, an increase of 18.8% compared to the same period last year.  Adjusted EBITDA was $72.2 million compared to $55.6 million, an increase of 30.0% compared to the same period last year.  Insurance expense in the six months ended June 30, 2009 included an unfavorable prior period adjustment of $3.2 million compared to a favorable prior period adjustment of $2.6 million in the same period last year.  Income from operations was $62.8 million, an increase of 34.3% over the same period in 2008.

Guidance

EPS guidance is increased to an expected range of $2.38 - $2.48 per diluted share from previously announced guidance of $2.05 - $2.15 per diluted share, and Adjusted EBITDA guidance is increased to an expected range of $268 million to $275 million from previously announced guidance of $248 million to $255 million.

Conference Call

EMSC management will host a conference call and live audio webcast on Tuesday, August 4, 2009, at 11:00 a.m. EDT, to discuss the Company’s financial results.  A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast.  A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s outsourced hospital-based physician services segment. AMR is the leading provider of ambulance services in the United States. EmCare is a leading provider of outsourced emergency department and hospital-based physician services. In 2008, EMSC provided services to 11.4 million patients in nearly 2,100 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or

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may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry, both as it exists now and as it may change in the future;  the impact of potential changes in the healthcare industry generally resulting from legislation currently under consideration; our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;  the loss of one or more members of our senior management team; the outcome of government investigations of certain of our business practices; our ability to generate cash flow to service our debt obligations and fund the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

Non-GAAP Financial Measures Description and Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net income before equity in earnings (loss) of unconsolidated subsidiary, income tax expense, interest and other income, realized gain on investments, interest expense, and depreciation and amortization. It also includes presentations of free cash flow, which is defined as cash flow from operations adjusted for cash used in or provided by non-acquisition related investment activities.  Adjusted EBITDA and free cash flow are commonly used by management and investors as performance measures and liquidity indicators. Adjusted EBITDA and free cash flow are not considered measures of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded therefrom are significant components in understanding and assessing our financial performance. Adjusted EBITDA and free cash flow should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release.  Reconciliation for the forward-looking Adjusted EBITDA projections presented herein is not being provided due to the number of variables in the projected Adjusted EBITDA range. Since Adjusted EBITDA and free cash flow are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.

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EMERGENCY MEDICAL SERVICES CORPORATION

Consolidated Statements of Operations and Other Information

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Net revenue	$637,291	$571,079	$1,250,313	$1,136,865
Compensation and benefits	438,628	400,501	865,162	794,852
Operating expenses	82,173	83,704	166,845	166,927
Insurance expense	28,357	17,568	50,861	38,531
Selling, general and administrative expenses	16,279	15,520	31,315	30,112
Depreciation and amortization expense	16,157	17,446	32,925	35,163
Income from operations	55,697	36,340	103,205	71,280
Interest income from restricted assets	1,120	1,735	2,386	3,490
Interest expense	(10,279)	(10,354)	(20,469)	(20,270)
Realized gain on investments	847	1,571	1,486	2,243
Interest and other income	423	287	940	589
Income before income taxes and equity in earnings of unconsolidated subsidiary	47,808	29,579	87,548	57,332
Income tax expense	(18,885)	(11,348)	(34,611)	(22,032)
Equity in earnings of unconsolidated subsidiary	96	104	153	54
Net income	$29,019	$18,335	$53,090	$35,354

Basic earnings per common share	$0.69	$0.44	$1.26	$0.85
Diluted earnings per common share	$0.67	$0.43	$1.23	$0.82
Weighted average common shares outstanding, basic	42,354,667	41,573,893	42,140,632	41,572,162
Weighted average common shares outstanding, diluted	43,334,340	43,022,034	43,215,657	43,052,668

Other Information
EmCare patient encounters	2,391,090	2,019,145	4,573,222	3,984,660
EmCare weighted patient encounters (1)	2,131,113	1,837,463	4,072,299	3,625,349
AMR ambulance transports	731,620	737,200	1,458,228	1,488,840
AMR weighted transports (2)	739,156	748,606	1,473,786	1,512,120

(1)  EmCare weighted encounters include a weighting of Radiology and Anesthesia encounters due to the differences in reimbursement for these services.

(2)  AMR weighted transports include a weighting of wheelchair transports due to the differences in reimbursement for these services.

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Adjusted EBITDA to Net Income

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Adjusted EBITDA	$72,974	$55,521	$138,516	$109,933
Depreciation and amortization expense	(16,157)	(17,446)	(32,925)	(35,163)
Interest income from restricted assets	(1,120)	(1,735)	(2,386)	(3,490)
Income from operations	55,697	36,340	103,205	71,280
Interest income from restricted assets	1,120	1,735	2,386	3,490
Interest expense	(10,279)	(10,354)	(20,469)	(20,270)
Realized gain on investments	847	1,571	1,486	2,243
Interest and other income	423	287	940	589
Income before income taxes and equity in earnings of unconsolidated subsidiary	47,808	29,579	87,548	57,332
Income tax expense	(18,885)	(11,348)	(34,611)	(22,032)
Equity in earnings of unconsolidated subsidiary	96	104	153	54
Net income	$29,019	$18,335	$53,090	$35,354

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Adjusted EBITDA	$72,974	$55,521	$138,516	$109,933
Interest paid	(9,774)	(9,827)	(19,651)	(19,164)
Change in accounts receivable	3,499	12,556	874	(13,752)
Change in other operating assets/liabilities	31,439	659	18,956	(22,081)
Equity based compensation	1,104	562	1,754	1,124
Other	(245)	(1,314)	490	(681)
Net cash provided by operating activities	$98,997	$58,157	$140,939	$55,379

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Segment Adjusted EBITDA to Income from Operations

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
AMR
Adjusted EBITDA	$32,425	$25,976	$66,313	$54,374
Depreciation and amortization expense	(12,242)	(14,118)	(24,948)	(28,504)
Interest income from restricted assets	(435)	(682)	(990)	(1,364)
Income from operations	19,748	11,176	40,375	24,506

EmCare
Adjusted EBITDA	40,549	29,545	72,203	55,559
Depreciation and amortization expense	(3,915)	(3,328)	(7,977)	(6,659)
Interest income from restricted assets	(685)	(1,053)	(1,396)	(2,126)
Income from operations	35,949	25,164	62,830	46,774

Total
Adjusted EBITDA	72,974	55,521	138,516	109,933
Depreciation and amortization expense	(16,157)	(17,446)	(32,925)	(35,163)
Interest income from restricted assets	(1,120)	(1,735)	(2,386)	(3,490)
Income from operations	$55,697	$36,340	$103,205	$71,280

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$267,139	$146,173
Trade and other accounts receivable, net	471,627	472,501
Other current assets	195,213	196,500
Total current assets	933,979	815,174
Non-current assets:
Property, plant and equipment, net	121,198	124,869
Goodwill and other intangible assets, net	413,038	422,154
Other long-term assets	152,540	179,022
Total assets	$1,620,755	$1,541,219

Liabilities and Equity
Current liabilities	$333,268	$320,141
Long-term debt	451,868	453,600
Insurance reserves and other long-term liabilities	230,269	228,439
Total liabilities	1,015,405	1,002,180
Total equity	605,350	539,039
Total liabilities and equity	$1,620,755	$1,541,219

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Cash Flows from Operating Activities
Net income	$29,019	$18,335	$53,090	$35,354
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, deferred taxes and other	35,040	26,607	68,019	55,858
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	3,499	12,556	874	(13,752)
Insurance accruals	(1,124)	(3,741)	2,753	(7,140)
Other assets and liabilities	32,563	4,400	16,203	(14,941)
Net cash provided by operating activities	98,997	58,157	140,939	55,379

Cash Flows from Investing Activities
Purchases of property, plant and equipment, net	(12,839)	(7,496)	(20,025)	(9,960)
Acquisition of businesses, net of cash received	(133)	(6,679)	(133)	(19,957)
Net change in insurance collateral	(15,243)	12,731	(1,933)	14,856
Other investing activities	27	1,975	(643)	2,628
Net cash (used in) provided by investing activities	(28,188)	531	(22,734)	(12,433)

Cash Flows from Financing Activities
EMSC issuance of class A common stock	3,825	33	4,723	45
Borrowings under revolving credit facility	—	—	—	14,000
Repayments of capital lease obligations and other debt	(1,453)	(1,570)	(2,612)	(16,721)
Increase in bank overdrafts	(190)	(287)	650	3,835
Net cash provided by (used in) financing activities	2,182	(1,824)	2,761	1,159

Change in cash and cash equivalents	72,991	56,864	120,966	44,105
Cash and cash equivalents, beginning of period	194,148	16,155	146,173	28,914
Cash and cash equivalents, end of period	$267,139	$73,019	$267,139	$73,019

Free cash flow	$70,942	$65,367	$118,338	$62,903

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconcilation of Free Cash Flow to Net Cash Provided by Operating Activities

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Free cash flow	$70,942	$65,367	$118,338	$62,903
Purchase of property, plant and equipment, net	12,839	7,496	20,025	9,960
Net change in insurance collateral	15,243	(12,731)	1,933	(14,856)
Other investing activities	(27)	(1,975)	643	(2,628)
Net cash provided by operating activities	$98,997	$58,157	$140,939	$55,379

END